Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Trustees Windrose Medical Properties Trust:
We consent to the use of our report dated March 15, 2006, relating to the consolidated balance sheets of Windrose Medical Properties Trust and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule III as of December 31, 2005, which report appears in the Current Report on Form 8-K of Health Care REIT, Inc. filed November 14, 2006, incorporated herein by reference.

/s/ KPMG LLP

Indianapolis, Indiana
December 20, 2006